EXHIBIT 99.1

Barnes Group Inc.
Executive Office
Bristol, CT 06010
Tel: (860) 583-7070

NEWS RELEASE

FOR IMMEDIATE RELEASE October 18, 2004	Investors/Media: Stephen J. McKelvey (860) 973-2132

BARNES GROUP ANNOUNCES THIRD
QUARTER FINANCIAL RESULTS

     - Net sales for the third quarter rise 10 percent to a record $244 million
     - Barnes Aerospace books record orders, backlog climbs to $175 million.

          Bristol, Connecticut, October 18, 2004---Barnes Group Inc. (NYSE: B) today announced financial results for the quarter ended September 30, 2004. Net sales for the quarter were $243.9 million, up 9.8 percent from $222.2 million in the third quarter of 2003. Net income increased to $9.2 million, or $0.39 per diluted share in the third quarter of 2004, compared to $9.0 million, or $0.38 per diluted share in the year-ago period.

          "This was a record third quarter for sales. Barnes Aerospace continues to outperform, benefiting from quick action taken following the 2002 market downturn and from our recent Revenue Sharing Program (RSP) investments. We are making continued progress in addressing the raw material cost and capacity issues at Associated Spring and customer service levels at Barnes Distribution, and we remain focused on fully resolving these matters as we move forward," said Edmund M. Carpenter, Barnes Group Inc.'s President and CEO.

          Sales at Barnes Aerospace were $51.7 million for the third quarter of 2004, up 31 percent from $39.4 million in the third quarter of 2003, reflecting solid growth in both OEM and aftermarket sales, including $2.7 million in new sales from the RSPs. Operating profit increased to $5.4 million for the quarter, more than doubling the $2.0 million in the comparable year-ago period. Operating profit was positively impacted by the profit contribution from the sharply higher sales volume and the impact of the RSPs.

          Barnes Aerospace generated record orders of $73.1 million during the quarter ended September 30, 2004, up 41 percent from orders of $51.7 million generated in the third quarter of 2003 and the highest quarterly orders recorded in Barnes Aerospace's history. Order backlog reached a record $174.9 million at September 30, 2004, up 17 percent from $149.3 million at September 30, 2003. Military orders comprised approximately 15 percent of the total orders received in the most recent quarter, and Barnes Aerospace also received $21.6 million in orders related to a major engine program.

          "The team at Aerospace has made outstanding progress on the recovery of their business in the post-9/11 environment, driving record results in every key financial measure," Carpenter stated. "On the strength of our RSP investments, and the potential for a recovery in the underlying aerospace OEM market beginning in 2005, we're optimistic about the growth potential for Barnes Aerospace over the medium term," Carpenter added.

          Sales at Barnes Distribution were $107.0 million for the quarter ended September 30, 2004, up three percent from $103.8 million in the quarter ended September 30, 2003. Sales from Barnes Distribution's strategic growth initiatives - newly-opened national accounts, e-commerce platforms and Tier 2 relationships with other industrial distributors - rose approximately 70 percent to $8.8 million in the most recent quarter.

          Barnes Distribution generated operating profit of $5.5 million in the third quarter of 2004, down from $7.4 million in the third quarter of 2003. The year-ago period included a gain of $1.3 million on the sale of a distribution center and severance costs of approximately $0.9 million. Operating profit in 2004 reflects approximately $1.2 million of additional expenditures made on strategic growth investments and approximately $0.7 million of costs to further improve customer service levels, primarily freight and overtime costs. Operating profit in 2004 was positively impacted by realization of incremental synergistic cost savings and lower integration costs compared to the year-ago period.

           "Sales, particularly those within our strategic initiatives, improved solidly from a year ago. We've made good progress since June in improving our customer service level to reach our target range. Fastener availability remains challenging, however, so there is some additional work to be done," Carpenter stated.

          Sales at Associated Spring were $88.3 million for the quarter ended September 30, 2004, up 8.8 percent from $81.1 million in the quarter ended September 30, 2003. The increase in sales was across most of Associated Spring's key market segments, particularly in industrial and heavy truck where sales in each grew approximately 30 percent. DE-STA-CO Manufacturing, which Barnes Group acquired on September 17, 2004, contributed approximately $1.3 million in sales to Associated Spring during the period. Sales of nitrogen gas springs were down slightly versus a year ago reflecting weaker tool and die market segments.

          Associated Spring's operating profit was $4.1 million for the third quarter of 2004, down from $4.9 million in the third quarter of 2003. Operating profit was negatively impacted by approximately $1.8 million related to increased raw material prices and unfavorable LIFO inventory adjustments. In addition, Associated Spring incurred $0.9 million of expenses to address operating issues and lean manufacturing initiatives. These factors were partially offset by the profit contribution from the higher sales volume.

          Carpenter commented, "We continue to enjoy growth in most of Associated Spring's key customer segments, continuing a trend that began in the first quarter of this year. The integration of DE-STA-CO into Associated Spring is off to a good start. While we have made progress with some of our customers regarding increased raw material costs, we have been unsuccessful in addressing these costs with the majority of our transportation customers. We are hopeful that discussions with our customers regarding 2005 raw material pricing and availability will lead to a mutually beneficial outcome."

          William C. Denninger, Barnes Group Inc.'s Chief Financial Officer, commented, "Our balance sheet remains very strong to support our growth in the near term. After spending $16.9 million this quarter to acquire DE-STA-CO Manufacturing, our debt to capital ratio is at 45%, remaining within our targeted range."

          For the first nine months of 2004, Barnes Group's net sales were $743.1 million, up 10.8 percent from $670.5 million in the same period a year ago. Net income was $30.1 million, or $1.26 per diluted share, for the nine months ended September 30, 2004, up 15.6 percent from $26.1 million, or $1.21 per diluted share, in the same period of 2003.

          Barnes Group will conduct a conference call with investors to discuss third quarter 2004 results on Monday, October 18, 2004 at 11:30 AM ET. A webcast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations website (http://ir.barnesgroupinc.com).

          Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2003 sales of $891 million: Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas springs and a global supplier of retaining rings, reed valves and injection-molded plastic components; Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines; and Barnes Distribution, an international, full-service distributor of maintenance, repair and operating supplies. Over 5,900 dedicated employees at more than 50 locations worldwide contribute to Barnes Group Inc.'s success.

          This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company's periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by Barnes Group; the Company's success in identifying, and attracting customers in, new markets; the Company's ability to develop new and enhanced products to meet customers' needs timely; the effectiveness of the Company's marketing and sales programs; increased competitive activities that could adversely affect customer demand for the Company's products; the availability of raw materials at prices that allow the Company to make and sell competitive products; changes in economic, political and public health conditions, worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; and regulatory changes.

# # #

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended		Nine months ended
	September 30,		September 30,

	2004	2003	2004	2003

Net sales	$243,928	$222,160	$743,107	$670,481

Cost of sales	159,972	143,651	486,330	432,193
Selling and administrative expenses	69,187	64,470	208,504	195,054

	229,159	208,121	694,834	627,247

Operating income	14,769	14,039	48,273	43,234

Operating margin	6.1%	6.3%	6.5%	6.4%

Other income	313	613	1,719	2,293

Interest expense	3,757	3,961	11,263	12,206
Other expenses	363	13	621	990

Income before income taxes	10,962	10,678	38,108	32,331

Income taxes	1,736	1,725	7,980	6,272

Net income	$9,226	$8,953	$30,128	$26,059

Per common share:
Net income:
Basic	$.40	$.40	$1.31	$1.24
Diluted	.39	.38	1.26	1.21
Dividends	.20	.20	.60	.60

Average common shares outstanding:
Basic	23,139,339	22,561,901	23,080,477	21,038,719
Diluted	23,779,636	23,257,839	23,842,586	21,531,951

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	September 30,	September 30,
	2004	2003

Assets
Current assets
Cash and cash equivalents	$33,696	$63,253
Accounts receivable	146,880	128,282
Inventories	122,555	105,704
Deferred income taxes and prepaid expenses	34,799	28,826

Total current assets	337,930	326,065

Deferred income taxes	22,177	21,966
Property, plant and equipment	159,714	152,392
Goodwill	225,497	220,092
Other intangible assets, net	103,830	45,692
Other assets	59,310	54,246

	$908,458	$820,453

Liabilities and Stockholders' Equity
Current liabilities
Notes payable	$3,500	$20,000
Accounts payable	114,383	93,265
Accrued liabilities	75,185	81,860
Long-term debt - current	7,626	6,794

Total current liabilities	200,694	201,919

Long-term debt	270,361	216,229
Accrued retirement benefits	78,657	87,947
Other liabilities	15,212	12,263

Stockholders' equity	343,534	302,095

	$908,458	$820,453

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended September 30,			Nine months ended September 30,

	2004	2003	% Change	2004	2003	% Change

Net Sales

Barnes Distribution	$106,960	$103,820	3.0	$320,597	$302,321	6.0

Associated Spring	88,265	81,142	8.8	276,426	252,770	9.4

Barnes Aerospace	51,724	39,418	31.2	154,480	122,363	26.2

Intersegment sales	(3,021)	(2,220)	36.1	(8,396)	(6,973)	20.4

Total net sales	$243,928	$222,160	9.8	$743,107	$670,481	10.8

Operating profit

Barnes Distribution	$5,483	$7,405	(26.0)	$14,833	$15,523	(4.4)

Associated Spring	4,081	4,867	(16.1)	19,146	21,633	(11.5)

Barnes Aerospace	5,378	1,969	NM	15,179	7,302	NM

Total operating profit	14,942	14,241	4.9	49,158	44,458	10.6

Interest income	266	412	(35.4)	816	1,068	(23.6)

Interest expense	(3,757)	(3,961)	(5.2)	(11,263)	(12,206)	(7.7)

Other expense	(489)	(14)	NM	(603)	(989)	(39.1)

Income before income taxes	$10,962	$10,678	2.7	$38,108	$32,331	17.9